Exhibit 10.5
DEFINED CONTRIBUTION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
The objective of the Defined Contribution Supplemental Executive Retirement Plan is to attract and motivate top level executives, including those recruited in mid- or late-career. This Supplemental DC Plan is designed to provide additional retirement income to supplement that provided under the applicable Qualified Plans.
This Supplemental DC Plan is effective April 1, 2006 for employees hired into or promoted to a Covered Executive Position on or after April 1, 2006 and includes amendments through April 1, 2011. This Supplemental DC Plan replaces any Cash Balance SERP benefit credited to any Employee from July 1, 2003 to April 1, 2006. An amount equal to the accrued Cash Balance SERP has been transferred to this Plan and placed as a contribution to the Participant Account.
SECTION I. DEFINITIONS
Whenever used in this Supplemental DC Plan, the following terms shall have the respective meanings set forth below, unless the context clearly indicates otherwise.

Account or Account Balance	The notional amount credited to a Participant or beneficiary in accordance with the provisions of this Supplemental DC Plan.

Code	The Internal Revenue Code of 1986, as amended.

Company	CMS Energy Corporation and its subsidiaries which are directly or indirectly owned 80% or greater. For purposes of determining a Separation from Service from the Company, the Company shall include CMS Energy Corporation and all persons or entities that would be considered a single employer under Code Section 414(b) or Section 414(c), using for such purposes a “50 percent” standard, instead of an “80 percent” standard, under such provisions.

Company Contribution	The amount, which is a notional amount, contributed by the Employer on behalf of a Participant in accordance with Section III of this Supplemental DC Plan.

Compensation	A Participant’s regular salary from an Employer, before any adjustment for deferrals under any deferred compensation plan of the Company, any reductions for contributions to the Savings Plan, any reductions under any welfare benefit plan or deductions for taxes or other withholdings, but excluding any bonus, imputed income, incentive or other premium pay.

Covered Executive Position	A position with a Company where the Employee is classified as a Salary Grade 24 or above.

DB SERP	The Defined Benefit Supplemental Executive Retirement Plan. The DB SERP Plan is closed for new participants as of April 1, 2006.

Employee	Any person, employed by the Company as an exempt salaried employee at Salary Grade 24 or above, and on the payroll and employment records system as an employee, (excluding consultants, advisors and independent contractors).

Employer	The entity within the Company that employs the Participant.

Incentive Compensation	An amount paid to a Participant in a Plan Year under the terms of the Annual Employee Incentive Compensation Plan or the Annual Officer Incentive Compensation Plan.

Participant	Any Employee who meets or met the eligibility requirements of the Plan and for whom Contributions are made or were previously made under the Plan which have not been distributed.

Payment Event	The time when the Participant may receive the benefits deferred under the Plan as described in Section VI.1.

Payment Term	The form and duration of any payment to a Participant or beneficiary as described in Section VI.2.

Plan or Supplemental DC Plan	The Defined Contribution Supplemental Executive Retirement Plan.

Plan Administrator	The Benefit Administration Committee as selected by the Chief Executive Officer and Chief Financial Officer of the Company to manage the plan.

Plan Record Keeper	The person(s) or entity named as such by the Plan Administrator.

Plan Year	January 1 to December 31 of a calendar year.

Qualified Plan	A pension plan providing benefits for a broad group of employees and meeting the requirements for a qualified plan under the Code.

Savings Plan	The Savings Plan for Employees of Consumers Energy and other CMS Energy Companies.

Separation from Service	If an Employee retires or otherwise has a separation from service from the Company as defined under Code Section 409A and any applicable regulations. The Plan Administrator will determine, consistent with the requirements of Code Section 409A and any applicable regulations, to what extent a person on a leave of absence, including on paid sick leave pursuant to Company policy, has incurred a Separation from Service. Notwithstanding the above, a Separation from Service will occur consistent with the requirements of Code Section 409A when it is reasonably anticipated that the future level of bona fide services provided by the Employee (whether as an employee or as an independent contractor) will be no more than 45% of the average level of bona fide services performed by the Employee (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of service if less than 36 months).

Threshold Limit	The amount as determined from time to time by the Secretary of the Treasury above which annual compensation is disregarded for Qualified Plans. As of January 1, 2011, the Threshold Limit is $245,000.
SECTION II. ELIGIBILITY AND ENROLLMENT
1.	Each Employee in a Covered Executive Position who is not a participant in the DB SERP is a Participant in this Plan as of the date of hire or promotion to a Covered Executive Position. Enrollment is automatic upon eligibility to participate.

2.	Any employee in a Salary Grade E-3 or above who is covered under this Plan must retire and incur a Separation from Service at age 65 unless such employee is specifically asked in writing,

not less than six months prior to turning age 65, to remain as an active employee by the Compensation and Human Resources Committee of the Board of Directors of CMS Energy Corporation. The request will be for a one-year period of time, but may be renewed each subsequent year at the discretion of the Compensation and Human Resources Committee, or any replacement committee. This provision will apply only to the extent that it is consistent with Section 631(c) of the Age Discrimination in Employment Act.
SECTION III. COMPANY CONTRIBUTION
This Supplemental DC Plan is a defined contribution non-qualified deferred compensation plan. The benefit provided for under this Supplemental DC Plan is equal to the Company Contribution to the Participant Account as well as the gains or losses attributable to the performance of the investments selected by the Participant. The Company Contribution will be credited to the Participant Account not less frequently than annually and shall be determined based upon the Participant’s classification as of the date the Company Contribution is credited to the Participant Account. The Company Contribution shall be based upon the Participant’s salary grade and Compensation as follows:
1.	A Participant in Salary Grades 24 through E-2 will receive a Company Contribution equal to 5% of Compensation in excess of the Threshold Limit and 5% of any Incentive Compensation paid to the Participant during the Plan Year.

2.	A Participant in Salary Grades E-3 through E-5 will receive a Company Contribution equal to 5% of Compensation up to the Threshold Limit, plus 10% of Compensation in excess of the Threshold Limit and 10% of any Incentive Compensation paid to the Participant during the Plan Year.

3.	A Participant in Salary Grades E-6 and higher will receive a Company Contribution equal to 10% of Compensation up to the Threshold Limit, plus 15% of Compensation in excess of the Threshold Limit and 15% of any Incentive Compensation paid to the Participant during the Plan Year.
Any reference to Incentive Compensation paid to a Participant during a Plan Year includes amounts that would have been paid but for the election of the Participant to defer any amount of Incentive Compensation.
SECTION IV. INVESTMENTS
1.	Designation of Investments. The Participant shall specify the proportions of the Company Contribution to be treated as if invested among the various options available as investment funds under this Supplemental DC Plan. A Participant who already has deferred amounts under a nonqualified deferred compensation plan of the Company will automatically have his or her existing investment profile apply to the Company Contribution.

All determinations of the available investments by the Plan Administrator are final and binding upon the Participants. If a Participant fails to make an investment election, then such amounts shall be accounted for as if contributed to a Target Date Fund (as that term is defined in the Savings Plan) with a date that is applicable to the Participant’s age 65, rounded up, or such other investments as determined by the Plan Administrator.

2.	Changes in Investment Elections. All investment elections may be changed prospectively at the Participant’s election at any time prior to the payment of the benefit subject to any applicable restrictions imposed by the Plan Administrator, the Plan Record Keeper or by any laws and regulations.

3.	Determination of Investment Earnings. All gains and losses will be based upon the performance of the investments selected by the Participant from the date any Company Contribution is first credited to the Participant Account. If the Company elects to fund the Accounts for its convenience as described in Section VIII.5, then investment performance will be based on the balance in the Participant Account pursuant to the customary procedures of the Plan Record Keeper.
V. VESTING AND RECOUPMANT
1.	Vesting. A Participant will be fully vested in this Supplemental DC Plan only upon completion of five full years of service as a Participant in this Supplemental DC Plan (including any service as a Participant under the Cash Balance SERP) and attainment of age 62. During the first five years of participation, the Participant’s vested percentage is 0%. Upon completing five full years as a Participant in this Supplemental DC Plan, the Account Balance will vest linearly from the date of plan eligibility to age 62; ratably each year such that at age 62 the benefit is 100 percent vested. As an example, an Employee hired or promoted on June 1, 2007 at age 52 will not receive any vesting credit until June 1, 2012 at age 57. At that time the Participant will be 50% vested, as there are 10 years from the date of inclusion in the Plan to age 62, so the Participant vests 10% for each year in the Plan. At age 62 the Participant is 100% vested. An Employee first hired at age 57 or older will be 100% vested upon five years of participation in this Supplemental DC Plan. In determining the percentage of vesting, the Participant’s age will be counted using whole years only without rounding and without regard to the number of months past the Participant’s last birthday. Notwithstanding the above, if a Participant incurs a “disability”, as that term is defined under Code Section 409A and any relevant regulations, then such Participant shall vest in the entire Account Balance as of the disability date. The Account Balance will vest in full upon the death of a Participant or the mandatory retirement of a Participant under Section II.2.

As the Company Contributions vest, the Participant’s Account Balance will be reduced by an amount equal to the employee’s share of any applicable FICA and FUTA taxes in accordance with the applicable regulations under Code Section 409A. To the extent required by law, the Participant will be imputed with income for the value of the taxes paid through the reduction of the Account Balance.

2.	Recoupment. Any Company Contributions are also subject to recoupment as required by applicable law.
VI. PAYMENT OPTIONS
1.	Payment Events. This Supplemental DC Plan provides for payment of benefits upon Separation from Service or as otherwise specified in this Plan document.

2.	Payment Term. Each newly hired or promoted Participant will receive his or her payment in a single sum in the later of (i) January of the year following the year of

Separation from Service or if later, (ii) the first day of the seventh month following Separation from Service.

3.	Changes in Payment Options. Subsequent changes to the original Payment Term which would accelerate the receipt of benefits from the Plan are not permitted, except that the Plan Administrator may at its sole discretion elect to accelerate payments to the extent permitted by Code Section 409A and applicable regulations. A subsequent election by a Participant to change the Payment Term can be made when both of the following conditions are satisfied:

(a) any such election may not take effect until at least 12 months after the date on which the election is made; and

(b) the payment(s) with respect to which such election is made is deferred for a period of not less than 5 years from the date such payment would otherwise have been made or, in the case of installment payments, 5 years from the date the first installment was scheduled to be paid.

When making a subsequent election, the Participant may elect to receive either a single sum or a series of annual installment payments over a period from two (2) years to fifteen (15) years. If installment payments are elected, each installment payment shall be equal to a fractional amount of the original balance in the Account the numerator of which is one and the denominator of which is the number of installment payments remaining. For example, a series of five installment payments will result in a benefit equal to one fifth of the Account Balance for the first installment, one fourth of the Account Balance for the second installment, one third of the Account Balance for the third installment one half of the Account Balance for the fourth year and in the fifth installment the Account Balance is paid in full. Each installment, because of gains and losses may not be identical to the prior installment.

4.	Payment Upon the Death of the Participant. In the event of the death of a Participant prior to the start of any payments under the Plan, the Participant’s named beneficiary or beneficiaries shall receive the entire Account Balance under the Plan within 90 days following the death of the Participant. In the event of the death of a Participant after commencing payment of benefits, the Participant’s named beneficiary or beneficiaries shall receive the remaining Account Balance in a single sum within 90 days following the death of the Participant. If the Participant fails to name a beneficiary, the Account Balance will be paid in a single sum to his or her estate within 90 days following the death of the Participant. In no event may any recipient designate a year of payment for an amount payable upon the death of the Participant.
VII. NON-ALIENATION OF BENEFITS
Except as may be required by a domestic relations order as described in Code Section 414(p)(1)(B), in no event shall the Plan Administrator pay or assign over any part of the interest of a Participant under the Plan, or his or her beneficiary or beneficiaries, which is payable, distributable or credited to his or her Account, to any assignee or creditor of such Participant or his or her beneficiary or beneficiaries. Prior to the time of distribution, a Participant, his or her beneficiary or beneficiaries or legal representative shall have no right by way of anticipation or otherwise to assign or otherwise dispose of any interest which may be payable, distributable or credited to the Account of the Participant or his or her beneficiary or beneficiaries under the Plan, and every attempted assignment or other disposition of such interest in the Plan shall not be merely voidable but absolutely void.
VIII. ADMINISTRATION OF PLAN
1.	Plan Administrator. The Plan Administrator shall have authority to take necessary actions to implement the Plan and is granted full discretionary authority to apply the terms of the Plan, make administrative rulings, interpret the Plan and make any other determinations with respect to all aspects of the Plan. Any Participant with a claim under the Plan must make a written request within 60 days to the Plan Administrator for a determination on the claim. If the claim involves a benefit or issue relevant to an individual who has been appointed to the Benefit Administration Committee, the individual so affected shall not participate in any determination on such issue. The Plan Administrator may hire such experts, accountants, or attorneys as it deems necessary to make a decision and may rely on the opinion of such persons in making a determination. The Plan Administrator shall notify the Participant of its determination in writing within 60 days of the claim unless the Plan Administrator advises the Participant that it requires additional time (not to exceed 90 days) to complete its investigation. The Participant may, within 60 days from the date the determination was mailed to the Participant, request a redetermination of the matter, and provide any additional information for the Plan Administrator to consider in its redetermination. The Plan Administrator will issue its opinion within 60 days of the request for redetermination unless the Plan administrator advised the Participant that it requires additional time (not to exceed 90 days) to complete its redetermination of the matter.

2.	Administrative Expenses. Any administrative expenses, costs, charges or fees, to the extent not paid by the Company are to be charged to the Participant Accounts in accordance with the Plan Record Keeper’s normal procedures.

3.	Amendment or Termination of the Plan. The Company may amend or terminate the Plan at anytime. Upon termination, any vested Account Balance will remain in the Plan and be paid out in accordance with the Payment Term. While the Account Balance will continue to be subject to investment gains and losses, no further Company Contributions will be made to the Plan. The Plan Administrator is authorized to make any amendments that are deemed necessary or desirable to comply with any applicable laws, regulations or orders or as may be advised by counsel or to clarify the terms and operation of the Plan. Notwithstanding the above, no termination of the Plan will accelerate any benefits under the Plan unless such termination is consistent with the requirements of Section 409A of the Internal Revenue Code and any applicable regulations, with respect to when a terminated plan may accelerate payment to a Participant.

4.	Naming a Beneficiary. A Participant may at any time file a beneficiary designation with the Plan Record Keeper. Only one such beneficiary designation, the most recent received by the Plan Record Keeper, is effective at any time. No beneficiary designation is effective until it is received by the Plan Record Keeper. If a Participant fails to name a beneficiary, any benefit payable under the Plan will be paid to the Participant’s estate. A Participant must name a separate beneficiary for each non-qualified plan.

5.	Funding. This is an unfunded nonqualified deferred compensation plan. To the extent the Company elects to place funds with a trustee to pay its future obligations under this Plan such amounts are placed for the convenience of the Company, remain the property of the Company and the Participant shall have no right to such funds until properly paid in accordance with the provisions of this Plan. For administrative ease and convenience, such amounts may be referred to as Participant Accounts, but as such are a notional account only and are not the property of the Participant. Such amounts are subject to the claims of the creditors of the Company.
IN WITNESS WHEREOF, execution is hereby effected this 1st day of April, 2011.

ATTEST:	CMS ENERGY CORPORATION

/s/ Catherine M. Reynolds	/s/ John Russell
Vice President and Secretary	Chief Executive Officer, CMS Energy and
Consumers Energy

Date: April 1, 2011